NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

1.0 Scope of application

Eligible Directors (as defined below) on the board of directors (the “Board”) of Garrett Motion Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”).
2.0 Introduction and purpose

The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries (each, an “Eligible Director”).
This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.
3.0Policies

3.1 Cash Fees.

The annual cash retainer fees (the “Fees”) will be as follows:

Board Service
Base Retainer for each Eligible Director:	$100,000
Additional Retainer for Independent Chairman:	$140,000
Committee Service
Committee Chair Annual Retainer:
Audit	$25,000
Compensation	$20,000
Nominating and Governance	$15,000
Other	$15,000
Committee Member Annual Retainer:
Audit	$10,000
Compensation	$7,500
Nominating and Governance	$7,500
Other	$7,500

There will be no separate consideration for attendance at or participation in Board or Committee meetings or discussions or other activities undertaken in the course of Board service.

Fees will be paid in four equal quarterly installments in advance, on or about the first business day of January, April, July and October, except to the extent an Eligible Director has timely elected to defer such Fees in accordance with the terms of any Fee deferral program established by the Board. Fees will be prorated for partial quarters of service as a director, including to (a) a new director joining the Board as an Eligible Director, for the quarter in which the director joins the Board; (b) a director who becomes an Eligible Director during Board service, for the quarter in which Eligible Director status is attained; and (c) for the quarter in which an Eligible Director leaves the Board. Fees for partial quarters of service on committees will not be prorated but will reflect the committee assignments as of the date of payment.

3.2 Equity Awards.
3.2.1 General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Garrett Motion Inc. 2021 Long-Term Incentive Plan (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.
3.2.2 Annual Awards. An Eligible Director who is serving on the Board as of the date of any annual meeting of the Company’s stockholders (the “Annual Meeting”) and will continue to serve as an Eligible Director immediately following such Annual Meeting shall be automatically granted, on such date of the applicable Annual Meeting, a number of restricted stock units (“RSUs”) with a total target value equal to $150,000 (the “Target Value”). The RSUs described in this Section 2(b) shall be referred to herein as the “Annual Awards”. Each Annual Award shall vest in full on the earlier of (i) the one-year anniversary of the grant date, (ii) the next Annual Meeting, (iii) death, (iv) disability or (v) the Eligible Director’s removal from the Board coincident with the occurrence of a Change in Control (such date, the “Vesting Date”), subject to the Eligible Director continuing in service as an Eligible Director through the Vesting Date. The actual number of RSUs granted shall be determined by dividing the Target Value by the Fair Market Value of Shares on the date of the Annual Meeting. In the event the Eligible Director experiences a separation from service for any reason other than as described in clauses (iii) through (v) above, any unvested RSUs held by the Eligible Director as of the Eligible Director’s separation date shall be immediately forfeited to the Company without consideration.
3.2.3 Pro-Rata Annual Awards. Notwithstanding the foregoing, if a person is subsequently appointed as an Eligible Director or attains Eligible Director status between Annual Meetings, then such Eligible Director will be granted, on the date such person attains Eligible Director status, an Annual Award under Section 2(b), subject to a pro-rata reduction of the Target Value

(and applicable Annual Award) based on the quotient of (A) a number equal to (i) 365 minus (ii) the number of days elapsed from such Eligible Director’s initial appointment to the Board and the anticipated date of the next Annual Meeting (if the next annual meeting has not yet been scheduled, assuming the next Annual Meeting is scheduled to be held on the same month and day as the immediately preceding Annual Meeting) divided by (B) 365 (the “Pro-Rata Annual Awards” and together with the Annual Awards, the “Equity Awards”). Each Pro-Rata Annual Award shall vest in full on the earlier of (i) the next Annual Meeting, (ii) death, (iii) disability or (iv) the Eligible Director’s removal from the Board coincident with the occurrence of a Change in Control (such date, the “Vesting Date”), subject to the Eligible Director continuing in service as an Eligible Director through the Vesting Date. In the event the Eligible Director experiences a separation from service for any reason other than as described in clauses (ii) through (iv) above, any unvested RSUs held by the Eligible Director as of the Eligible Director’s separation date shall be immediately forfeited to the Company without consideration.
3.2.4 Stock Ownership Guidelines. Under our non-employee director stock ownership guidelines, each non-employee director is required to hold a number of shares of Company common stock having a market value equal to or greater than five times the annual base cash retainer payable to the non-employee director. In the case of the Chairman the holding requirement is equal to or greater than 6 times the annual base cash retainer. Until the applicable ownership guideline is achieved, each non-employee director is required to retain at least 50% of the shares acquired from Company restricted stock unit grants, other than any shares required to be sold to pay applicable taxes. Once the applicable ownership guideline is achieved, the aforementioned retention ratio will no longer apply. If a non-employee director’s share ownership subsequently falls back below the applicable ownership, the non-employee director will be required to comply again with the retention ratio until such time as the non-employee director again achieves the ownership guideline. Any deferred fully vested stock units granted to non-employee directors under the Equity Plan in respect of any deferred cash Fees will count towards the applicable stock ownership guideline holding requirement.
3.3 Education Reimbursement.
Eligible Directors shall also be entitled to reimbursement for attendance at continuing professional education programs in the ordinary course; provided that (i) the program is directly related to the role of serving as a public company director; (ii) the reimbursement cost does not exceed $10,000 in the aggregate; and (iii) attendance is pre-approved by the SVP, Chief Human Resources Officer and the SVP, Corporate Secretary & General Counsel of the Company. The Company shall make reimbursement to an Eligible Director within a reasonable amount of time following submission by such Eligible Director of reasonable written substantiation for the expenses and approval by the SVP, Chief Human Resources Officer and the SVP, Corporate Secretary & General Counsel of the Company.
3.4 Compensation Limits.
Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee director compensation set forth in the Equity Plan, as in effect from time to time.

3.5 Expenses.
Eligible Directors will be reimbursed for their reasonable expenses to attend meetings of the Board and related committees and otherwise attend to Company business.
3.6 Amendment and Termination.
The Board may amend or terminate this Program at any time. The grant of Equity Awards will cease without any further action if the Equity Plan expires, or there are insufficient authorized and available Shares under the Equity Plan to cover the Equity Awards, and the Board does not designate a successor plan or arrangement pursuant to which the Equity Awards are to be made.